STONE ENERGY CORPORATION
Provides Production, Operational and Conference Update

LAFAYETTE, LA. September 24, 2015
Stone Energy Corporation (NYSE: SGY) today provided a production, operational and conference update.
On September 1, 2015, Stone shut-in its Mary field in Appalachia curtailing approximately 100-110 Mmcfe of production per day, leaving approximately 25 Mmcfe per day producing from the Heather and Buddy fields in Appalachia. Low commodity pricing, including negative differentials in the region, combined with fees for transportation, processing and gathering, reduced the operating margins to an unacceptable level. As a result, despite being above production guidance for the first two months of the third quarter, production for the quarter is now expected to be below the previously stated guidance range of 39-41 Mboe per day, or 234-246 Mmcfe per day, and is being revised to 37.5-38.5 Mboe per day, or 225-231 Mmcfe per day. If the Mary field remains shut-in, the annual guidance of 42-44 Mboe per day, or 252-264 Mmcfe per day, will need to be adjusted to account for these curtailed volumes. Given the low margins in Appalachia, the cash flow impact from the curtailed volumes is not expected to be material for the third quarter. Higher margin Gulf of Mexico volumes experienced minimal downtime in the third quarter.
The ENSCO 8503 deepwater drilling rig has completed its scheduled maintenance and has been outfitted with mooring capabilities. Stone expects to resume rig operations before October 1, 2015 and the rig will be mobilized to Mississippi Canyon block 26 to finish the completion of the Amethyst discovery (100% working interest). Amethyst will be tied back to the Pompano platform, where first production is expected early in the first quarter of 2016. After the Amethyst completion, the rig is currently projected to drill the Cardona #7 development well, followed by the Lamprey and Derbio deep water exploration prospects.
The Vernaccia exploration well, which targets the Miocene interval in a four-way structure, is projected to spud by early October 2015 and is operated by Eni.  After a recent sell down of a portion of its position, Stone now has approximately 4% working interest in the drilling cost of the well and will have an approximate 22% working interest ownership thereafter.  The well is estimated to take three months to drill.
The company also announced that David H. Welch, the company’s Chairman, President and Chief Executive Officer, will be presenting at the Johnson Rice Energy Conference in New Orleans, Louisiana at 2:05 p.m. Central time on Monday, September 28, 2015. A live webcast will be available in the “Events & Presentations” section of the company’s website, www.StoneEnergy.com. The presentation material will also be available in the “Events & Presentations” section of the company’s website within 24 hours of the presentation.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”.  Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. Currently production at the Mary field in Appalachia is curtailed which will affect annual volumes and production guidance. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, commodity prices and numerous other factors.  Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.